Sigma Labs Issues Letter to Shareholders

SANTA FE, N.M. – August 14, 2018, – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced the release of the following letter to shareholders from Chairman and CEO John Rice:

Dear Shareholders:

It has been a year since I was privileged to become your company’s CEO. I am accountable to you, so please accept this update on the company.

As you know from my prior communications to you, the principal challenge that the company faced on August 1, 2017 was to transform itself from an R&D company with a high-potential R&D product into a commercialization company with reliable high-performance market-ready products to sell. Driving this transformation in the course of one year was challenging as we recruited additional expert personnel to provide our required balance of skillsets, implemented new business processes in product development and customer service, and step by step, set out to elevate our lab-ready hardware and software products into robust commercial equipment ready to deploy into high quality production settings. The good news is that we have managed to put together an extraordinary team of people to execute on these challenges, the bad news is that no matter how good the team, the process on which we have been engaged is arduous, and very vulnerable to Murphy’s law that if something can go wrong it will, twice at least. Some extraordinarily capable and patient customers have permitted us to work with them as partially integrated teams and through doing so increased the sophistication of our customer responsiveness, and alas too, sometimes fallen victim to helping us with flaw and bug detection as we rapidly accelerated our product’s sophistication in this transition year. These customers have made our product better- indeed made our company better, and we hope, but have no assurance, that this will result in Sigma receiving substantial orders for serial production applications in the tail-end of this year and first half of 2019. The very good news is that our team was more determined and effective than the admittedly very resourceful Murphy, and as we wind up this transition year, the core product, PrintRite3D, is proven to deliver valuable advanced quality solutions for Additive Metal production, not merely for AM research.

What we do that our competitors do not, and that the market needs now:

1.	PrintRite3D® rapidly identifies inherent ‘built-in’ inconsistencies in 3D metal manufacturing equipment performance and enables customers to address those inconsistencies and thereby elevate the machine’s products quality yield right away. It also means that our product compares quality from build to build and can provide an alert that the 3D equipment may need maintenance when the lasers’ performance strays outside of the process envelope defined with PrintRite3D®.

2.	PrintRite3D® enables a customer to rapidly determine the optimum melt pool characteristics required by their specific metals and parts to meet the performance and quality criteria set by the customer. With this information, PrintRite3D® then enables the customer to send file instructions to the laser that will render each portion of the part to the optimum melt pool characteristics required by varying the laser to make the melt pool and part quality a constant. This capability means that PrintRite3D® is a tool to increase quality by preventing quality lapses.

3.	PrintRite3D® monitors 100% of 100% of the parts being made, layer by layer and is able to detect when and if for example the laser behavior is starting to stray from the manufacturing process parameters that our customer created by using our product. This means that in real time PrintRite3D® is able to warn the operator and make corrective action possible.

4.	In May we announced that we have demonstrated Closed Loop Control. This means that we have opened the door into being able to detect and reverse or offset certain discrepancies at the point at which they begin to emerge. We hope to be marketing the first modules of this capability next year.

As these changes were maturing and solidifying within the company, the general AM metal market continued to grow. SmarTech reported just this week that AM metal revenues grew 20% in 2017. We are exiting this transition year with a product that is easier to demonstrate and deploy and that is hardening as a production tool due to the customer relationships of this past year. Going forward from this month, we are launching the rollout of PrintRite3D® version 3.2 into this growing market by making it available through a rapid proof of concept demonstration expected to substantially reduce our sales cycle and to create a simpler buy decision for our market. Our previously announced market strategy of seeking to license our system to large OEMs is advancing in the form of business to business interchanges on multiple fronts, and while of course there is no assurance of success, we are encouraged by the fact that in these interchanges, we are demonstrating an ability to deliver results and capabilities that our target OEM companies’ products on the market do not do.

Overall, the past year is certainly one of mixed results, and we hope and believe that we did get the mix right. In exiting the R&D business, we caused a reduction in company revenues for the period from which we have not yet emerged. We traded those lost revenues for a major overhaul of the company: reworking our culture, rapidly advancing our technology from its bench R&D characteristics and high potential into a rapidly evolving high performance commercially deployable product. I hope and believe that time will cause you to be glad we made the choices we did, and happy with the rewards we are setting out to earn from them.

With thanks for your patience and hope for your continuing support, I remain,

John R, Rice
Chair & CEO
In transit: Munich, Germany

About Sigma Labs

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 17, 2018 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com